Filed Pursuant to Rule 433

Registration No. 333-158663

Subject to Completion

Preliminary Term Sheet dated November 23, 2011

The notes are being offered by Bank of America Corporation (“BAC”). The notes will have the terms specified in this term sheet as supplemented by the documents indicated below under “Additional Terms” (together, the “Note Prospectus”). Investing in the notes involves a number of risks. There are important differences between the notes and a conventional debt security, including different investment risks. See “Risk Factors” and “Additional Risk Factors” beginning on page TS-6 of this term sheet and beginning on page S-10 of product supplement LIRN-2. The notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

In connection with this offering, Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) is acting in its capacity as principal for your account.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this Note Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Unit	Total
Public offering price (1)	$10.000	$
Underwriting discount (1)	$0.225	$
Proceeds, before expenses, to Bank of America Corporation	$9.775	$

(1)

The public offering price and underwriting discount for any purchase of 500,000 units or more in a single transaction by an individual investor will be $9.95 per unit and $0.175 per unit, respectively. The public offering price and underwriting discount for any purchase by certain fee-based trusts and fee-based discretionary accounts managed by U.S. Trust operating through Bank of America, N.A. will be $9.775 per unit and $0.00 per unit, respectively.

*Depending on the date the notes are priced for initial sale to the public (the “pricing date”), any reference in this term sheet to the month in which the pricing date, the settlement date, the Observation Dates, or the maturity date will occur is subject to change.

Merrill Lynch & Co. January , 2012

Units Pricing Date* January , 2012

Lock-In Notes Settlement Date* January , 2012

Linked to the S&P 500® Index, Maturity Date* December , 2014

due December , 2014 CUSIP No.

$10 principal amount per unit

Term Sheet No.

Lock-In Notes

The notes are linked to the S&P 500® Index (the “Index”) and provide for a minimum return per unit at maturity if the level of the Index on either of two Observation Dates increases from the Starting Value by any of the following (a “Lock-In Event”):

10% to 19.99% increase: $1.00 per unit Lock-In Amount (a 10% return)

20% to 29.99% increase: $2.00 per unit Lock-In Amount (a 20% return)

30% or greater increase: $3.00 per unit Lock-In Amount (a 30% return)

If a Lock-In Event occurs, the Redemption Amount at maturity will be $10 plus the greater of (a) the percentage change in the level of the Index at maturity and (b) the highest Lock-In Amount achieved over the term of the notes

If no Lock-In Event occurs,

1-to-1 upside exposure to increases in the level of the Index at maturity and

1-to-1 downside exposure to decreases in the level of the Index at maturity below the Threshold Value, with up to 80% to 90% of the principal amount at risk

The notes have a maturity of approximately three years

Payment of the Redemption Amount at maturity is subject to the credit risk of Bank of America Corporation

No periodic interest payments

No listing on any securities exchange

Lock-In Notes Linked to the S&P 500® Index, due December , 2014

Summary

The Lock-In Notes Linked to the S&P 500® Index, due December     , 2014 (the “notes”) are our senior unsecured debt securities. The notes are not guaranteed or insured by the Federal Deposit Insurance Corporation or secured by collateral. The notes will rank equally with all of our other unsecured and unsubordinated debt, and any payments due on the notes, including any repayment of principal, will be subject to the credit risk of BAC. The notes provide a one-for-one upside exposure at maturity to increases in the level of the S&P 500® Index (the “Index”) from the Starting Value of the Index to the Ending Value of the Index. The notes have a lock-in feature which provides for a minimum return at maturity if the Index increases by at least 10%, 20% or 30% from the Starting Value as of either of the Observation Dates, as set forth below. Investors must be willing to forgo interest payments on the notes and be willing to accept a repayment that is less, and potentially significantly less, than the Original Offering Price.

Capitalized terms used but not defined in this term sheet have the meanings set forth in product supplement LIRN-2. Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to BAC.

Terms of the Notes

Issuer:	Bank of America Corporation (“BAC”)
Original Offering Price:	$10 per unit
Term:	Approximately three years
Market Measure:	The S&P 500® Index (Bloomberg symbol: “SPX”)
Starting Value:	The closing level of the Index on the pricing date
Observation Dates:	January , 2013 and January , 2014. The Observation Dates will occur approximately one and two years from the pricing date of the notes.
Observation Level:	The closing level of the Index on an Observation Date, as determined by the calculation agent.
Lock-In Events:	A Lock-In Event will occur if the Observation Level on either Observation Date increases from the Starting Value by any of the following: ▪ 10% to 19.99% ▪ 20% to 29.99% ▪ 30% or more
Lock-In Amounts:	Observation Level	Lock-In Amount
	110% to 119.99% of the Starting Value	$1 per unit
	120% to 129.99% of the Starting Value	$2 per unit
	130% or more of the Starting Value	$3 per unit

If a Lock-In Event occurs, the Redemption Amount at maturity will be $10 plus the greater of (a) the percentage change in the level of the Index on the calculation day and (b) the highest Lock-In Amount (described above) achieved over the term of the notes, even if the level of the Index subsequently decreases after the Lock-In Event.

Ending Value:	The closing level of the Index on the calculation day
Threshold Value:	80% - 90% of the Starting Value, rounded to two decimal places. The actual Threshold Value will be determined on the pricing date.
Participation Rate:	100%
Calculation Day:	The fifth scheduled calculation day before the maturity date, determined on the pricing date.
Calculation Agent:	MLPF&S, a subsidiary of BAC
Fees Charged:	The public offering price of the notes includes the underwriting discount of $0.225 per unit as listed on the cover page and an additional charge of $0.075 per unit more fully described on page TS-8.

Redemption Amount Determination

On the maturity date, you will receive a cash payment per unit (the “Redemption Amount”) calculated as follows:

Lock-In Notes®	TS-2

Lock-In Notes Linked to the S&P 500® Index, due December , 2014

Hypothetical Redemption Amounts

The table and examples below are for purposes of illustration only. They are based on hypothetical values and show hypothetical returns on the notes. The actual amount you receive and the resulting total rate of return will depend on the actual Starting Value, Threshold Value, Observation Levels, Ending Value, and the term of your investment.

The following table illustrates, for a Starting Value of 100.00 and a range of Ending Values:

▪	the percentage change from the Starting Value to the Ending Value; and

▪	the Redemption Amount per unit of the notes:

a. if a Lock-In Event occurs because the Observation Level is at least 110% of the Starting Value on either Observation Date;

b. if a Lock-In Event occurs because the Observation Level is at least 120% of the Starting Value on either Observation Date; and

c. if a Lock-In Event occurs because the Observation Level is at least 130% of the Starting Value on either Observation Date.

The Index is a price return index. Accordingly, the Ending Value will not include any income generated by dividends paid on the stocks included in the Index, which you would otherwise be entitled to receive if you invested in those stocks directly.

The table and examples reflect the Participation Rate of 100% and a Threshold Value equal to 85% of the Starting Value (the mid-point of the Threshold Value range).

Ending Value		Percentage Change from the Starting Value to the Ending Value	Redemption Amount per Unit: No Lock-In Event	Redemption Amount per Unit: 10% Lock-In Event Occurs	Redemption Amount per Unit: 20% Lock-In Event Occurs	Redemption Amount per Unit: 30% Lock-In Event Occurs
50.00		-50.00%	$6.50	$11.00	$12.00	$13.00
60.00		-40.00%	$7.50	$11.00	$12.00	$13.00
70.00		-30.00%	$8.50	$11.00	$12.00	$13.00
80.00		-20.00%	$9.50	$11.00	$12.00	$13.00
85.00	(1)	-15.00%	$10.00	$11.00	$12.00	$13.00
90.00		-10.00%	$10.00	$11.00	$12.00	$13.00
95.00		-5.00%	$10.00	$11.00	$12.00	$13.00
100.00	(2)	0.00%	$10.00	$11.00	$12.00	$13.00
102.00		2.00%	$10.20	$11.00	$12.00	$13.00
105.00		5.00%	$10.50	$11.00	$12.00	$13.00
110.00		10.00%	$11.00	$11.00	$12.00	$13.00
120.00		20.00%	$12.00	$12.00	$12.00	$13.00
130.00		30.00%	$13.00	$13.00	$13.00	$13.00
140.00		40.00%	$14.00	$14.00	$14.00	$14.00
150.00		50.00%	$15.00	$15.00	$15.00	$15.00

(1)	This is the hypothetical Threshold Value, which is the midpoint of the Threshold Value range of 80% to 90% of the Starting Value.

(2)

The hypothetical Starting Value of 100 used in these examples has been chosen for illustrative purposes only, and does not represent a likely actual Starting Value for the Index. For recent actual levels of the Index, see “The Index” section on page TS-9 below.

Lock-In Notes®	TS-3

Lock-In Notes Linked to the S&P 500® Index, due December , 2014

Examples

No Lock-In Event occurs on any Observation Date.

Example 1: The Ending Value is 65% of the Starting Value:

Starting Value:	100
Threshold Value:	85

Observation Level on First Observation Date:	105 (no Lock-In Event)
Observation Level on Second Observation Date:	90 (no Lock-In Event)

Ending Value:	65

Redemption Amount (per unit)	= $10 –	[	$10 ×	(85 – 65)	]	= $8.00
100

(Since no Lock-In Event has occurred on any Observation Date and the Ending Value is less than the Threshold Value, the Redemption Amount will be less than the Original Offering Price.)

Example 2: The Ending Value is 97% of the Starting Value:

Starting Value:	100
Threshold Value:	85

Observation Level on First Observation Date:	75 (no Lock-In Event)
Observation Level on Second Observation Date:	95 (no Lock-In Event)

Ending Value:	97

Redemption Amount (per unit) = $10.00

(Since no Lock-In Event has occurred on any Observation Date and the Ending Value is less than the Starting Value but is greater than the Threshold Value, the Redemption Amount will equal the Original Offering Price.)

Example 3: The Ending Value is 108% of the Starting Value:

Starting Value:	100
Threshold Value:	85

Observation Level on First Observation Date:	85 (no Lock-In Event)
Observation Level on Second Observation Date:	105 (no Lock-In Event)

Ending Value:	108

Redemption Amount (per unit)	= $10 +	[	$10 ×	(108 – 100)	]	= $10.80
100

(Since no Lock-In Event has occurred on any Observation Date and the Ending Value is greater than the Starting Value, the Redemption Amount will be greater than the Original Offering Price.)

Lock-In Event occurs on one or both Observation Dates.

Example 4: The Ending Value is 98% of the Starting Value:

Starting Value:	100
Threshold Value:	85

Observation Level on First Observation Date:	122 (Lock-In Event); (Lock-In Amount of $2.00)
Observation Level on Second Observation Date:	101 (no Lock-In Event)

Ending Value:	98

Redemption Amount (per unit) = The greater of: (a) $10 + the Lock-In Amount of $2.00 and

(b)	$10 +	[	$10 ×	(98 – 100)	]	= $9.80
100

Redemption Amount (per unit) = $12.00

(Since a Lock-In Event has occurred on an Observation Date and the Ending Value is less than the Starting Value, the Redemption Amount will equal $10 plus the Lock-In Amount.)

Lock-In Notes®	TS-4

Lock-In Notes Linked to the S&P 500® Index, due December , 2014

Example 5: The Ending Value is 124% of the Starting Value:

Starting Value:	100
Threshold Value:	85

Observation Level on First Observation Date:	105 (no Lock-In Event)
Observation Level on Second Observation Date:	112 (Lock-In Event); (Lock-In Amount of $1.00)

Ending Value:	124

Redemption Amount (per unit) = The greater of: (a) $10 plus the Lock-In Amount of $1.00 and

(b)	$10 +	[	$10 ×	(124 – 100)	]	= $12.40
100

Redemption Amount (per unit) = $12.40

(Since a Lock-In Event has occurred on an Observation Date and the Ending Value is greater than the Starting Value, the Redemption Amount will equal $12.40.)

Example 6: The Ending Value is 74% of the Starting Value:

Starting Value:	100
Threshold Value:	85

Observation Level on First Observation Date:	132 (Lock-In Event); (Lock-In Amount of $3.00)
Observation Level on Second Observation Date:	119 (Lock-In Event); (Lock-In Amount of $1.00)

Ending Value:	74

Highest Lock-In Amount over the term of the notes: $3.00

Redemption Amount (per unit) = The greater of: (a) $10 plus the highest Lock-In Amount of $3.00 and

(b)	$10 +	[	$10 ×	(74 – 100)	]	= $7.40
100

Redemption Amount (per unit) = $13.00

(Since Lock-In Events have occurred on both Observation Dates and the Ending Value is less than the Threshold Value, the Redemption Amount will equal $10 plus the highest Lock-In Amount.)

Summary of Hypothetical Examples	Starting Value	Threshold Value	Observation Level on the First Observation Date	Observation Level on the Second Observation Date	Ending Value	Redemption Amount
No Lock-In Event occurs:
Example 1	100	85	105	90	65	$8.00
Example 2	100	85	75	95	97	$10.00
Example 3	100	85	85	105	108	$10.80
A Lock-In Event occurs:
Example 4	100	85	122	101	98	$12.00
Example 5	100	85	105	112	124	$12.40
Example 6	100	85	132	119	74	$13.00

Lock-In Notes®	TS-5

Lock-In Notes Linked to the S&P 500® Index, due December , 2014

Risk Factors

There are important differences between the notes and a conventional debt security. An investment in the notes involves significant risks, including those listed below. You should carefully review the more detailed explanation of risks relating to the notes in the “Risk Factors” sections beginning on page S-10 of product supplement LIRN-2 and page S-4 of the MTN prospectus supplement identified below under “Additional Terms.” We also urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

▪	If a Lock-In Event does not occur and the Ending Value is less than the Threshold Value, your investment will result in a loss; there is no guaranteed return of principal.

▪	Your yield may be less than the yield on a conventional debt security of comparable maturity.

▪	Your investment return, if any, may be less than a comparable investment directly in the stocks included in the Index.

▪	You must rely on your own evaluation of the merits of an investment linked to the Index.

▪

In seeking to provide you with what we believe to be competitive terms for the notes while providing MLPF&S with compensation for its services, we have considered the costs of developing, hedging, and distributing the notes described on page TS-8. The price at which you may sell the notes in any secondary market may be lower than the public offering price due to, among other things, the inclusion of these costs.

▪	A trading market is not expected to develop for the notes. MLPF&S is not obligated to make a market for, or to repurchase, the notes.

▪

The Redemption Amount will not be affected by all developments relating to the Index over the term of the notes and will be calculated by comparing only the Starting Value to each Observation Level and the Ending Value.

▪	Standard & Poor’s Financial Services LLC (“S&P”) may adjust the Index in a way that affects its level, and S&P has no obligation to consider your interests.

▪

You will have no rights of a holder of the securities represented by the Index, and you will not be entitled to receive securities or dividends or other distributions of the issuers of those securities.

▪

While we or our affiliates may from time to time own shares of companies included in the Index, except to the extent that our common stock is included in the Index, we do not control any company included in the Index, and are not responsible for any disclosure made by any other company.

▪

If you attempt to sell the notes prior to maturity, their market value, if any, will be affected by various factors that interrelate in complex ways, and their market value may be less than the Original Offering Price.

▪	Payments on the notes, including the payment of any Lock-In Amount, are subject to our credit risk, and changes in our credit ratings are expected to affect the value of the notes.

▪	Purchases and sales by us and our affiliates of stocks included in the Index may affect the level of the Index on the Observation Dates and the calculation day, and your return.

▪	Our trading and hedging activities may create conflicts of interest with you.

▪	Our hedging activities may affect the level of the Index on the Observation Dates and on the calculation day, your return on the notes, and their market value.

▪	Our business activities relating to the companies represented by the Index may create conflicts of interest with you.

▪	There may be potential conflicts of interest involving the calculation agent. We have the right to appoint and remove the calculation agent.

▪

The U.S. federal income tax consequences of the notes are uncertain, and may be adverse to a holder of the notes. See “Summary Tax Consequences” and “Material U.S. Federal Income Tax Considerations” below and “U.S. Federal Income Tax Summary” beginning on page S-35 of product supplement LIRN-2.

Additional Risk Factors

A Lock-In Event may not occur during the term of the notes.

A Lock-In Event will not occur if the closing level of the Index is not at least 110% of the Starting Value on either of the Observation Dates. Because the level of the Index may fluctuate during the term of the notes, a Lock-In Event may not occur, even if the level of the Index increases by more than 10% on one or more trading days during the term of the notes before decreasing to a lower level as of an Observation Date.

You must hold the notes to maturity in order to receive the benefit of a Lock-In Event.

Even if a Lock-In Event occurs, you must be willing to hold the notes until maturity in order to receive the applicable Lock-In Amount set forth above. Even if a Lock-In Event occurs prior to maturity, if you sell the notes prior to maturity, you could receive an amount that is less than the Original Offering Price.

Even if the Observation Level has increased more than 10%, 20%, or 30% from the Starting Value on either Observation Date, the respective Lock-In Amount will not be more than $1 per unit, $2 per unit or $3 per unit.

If a Lock-in Event occurs, even if the Observation Level has increased more than 10%, 20%, or 30% from the Starting Value on either Observation Date, the respective Lock-In Amount will not be more than $1 per unit, $2 per unit or $3 per unit. For example, if the Observation Level on an Observation Date is 116% of the Starting Value, the applicable Lock-In Amount will only be $1.00 per unit, which is only 10% of the Original Offering Price. If the Observation Level on an Observation Date is 136% of the Starting Value, the Lock-In Amount will only be $3.00 per unit, which is only 30% of the Original Offering Price.

Lock-In Notes®	TS-6

Lock-In Notes Linked to the S&P 500® Index, due December , 2014

Investor Considerations

You may wish to consider an investment in the Notes if:

▪	You anticipate that the level of the Index will increase from the Starting Value to the Ending Value.

▪

You accept that your investment will result in a loss, which could be significant, if the level of the Index decreases from the Starting Value to an Ending Value that is less than the Threshold Value and a Lock-In Event does not occur.

▪	You are willing to forgo interest payments on the notes, such as fixed or floating rate interest paid on traditional interest bearing debt securities.

▪	You seek exposure to the Index with no expectation of dividends or other benefits of owning the stocks included in the Index.

▪

You are willing to accept that a trading market is not expected to develop for the notes. You understand that secondary market prices for the notes, if any, will be affected by various factors, including our actual and perceived creditworthiness.

▪	You are willing to make an investment, the payments on which depend on our creditworthiness, as the issuer of the notes.

The Notes may not be an appropriate investment for you if:

▪

You anticipate that a Lock-In Event will not occur on either of the Observation Dates, and that the level of the Index will decrease from the Starting Value to the Ending Value or that the level of the Index will not increase sufficiently over the term of the notes to provide you with your desired return.

▪	You seek 100% principal protection or preservation of capital.

▪	You seek interest payments or other current income on your investment.

▪	You want to receive dividends or other distributions paid on the stocks included in the Index.

▪	You seek assurances that there will be a liquid market if and when you want to sell the notes prior to maturity.

▪	You are unwilling or are unable to assume the credit risk associated with us, as the issuer of the notes.

Additional Terms of the Notes

The following terms supplement the terms set forth in product supplement LIRN-2.

Calculation Day

The Maturity Valuation Period for the notes will consist of a single calculation day. If the scheduled calculation day is not a Market Measure Business Day, or if a Market Disruption Event occurs on the scheduled calculation day, the calculation day will be the immediately succeeding Market Measure Business Day during which no Market Disruption Event occurs or is continuing; provided that the closing value of the Index will be determined (or if not determinable, estimated) by the calculation agent in a manner which the calculation agent considers commercially reasonable under the circumstances no later than the second scheduled Market Measure Business Day prior to the maturity date, regardless of the occurrence of a Market Disruption Event on that day.

Postponement of Observation Dates

If a scheduled Observation Date is not a Market Measure Business Day, or if a Market Disruption Event occurs on that day, the Observation Date will be the immediately succeeding Market Measure Business Day during which no Market Disruption Event occurs or is continuing; provided that the applicable Observation Level will be determined (or if not determinable, estimated) by the calculation agent in a manner which the calculation agent considers commercially reasonable under the circumstances no later than the tenth scheduled Market Measure Business Day following the scheduled Observation Date, regardless of the occurrence of a Market Disruption Event on that day.

Discontinuance of the Index

The provisions set forth in the product supplement under the caption “Description of LIRNs—Discontinuance of a Market Measure” will apply to each Observation Date for the notes and to the determination of the applicable Observation Level, if the calculation agent determines that any of the conditions set forth in that section apply as of that Observation Date.

Role of the Calculation Agent

The provisions set forth in the product supplement under the caption “Description of LIRNs—Role of the Calculation Agent” will apply to the calculation agent’s determination of each Observation Level.

Lock-In Notes®	TS-7

Lock-In Notes Linked to the S&P 500® Index, due December , 2014

Supplement to the Plan of Distribution; Role of MLPF&S and Conflicts of Interest

We may deliver the notes against payment therefor in New York, New York on a date that is greater than three business days following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, if the initial settlement of the notes occurs more than three business days from the pricing date, purchasers who wish to trade the notes more than three business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

The notes will not be listed on any securities exchange. In the original offering of the notes, the notes will be sold in minimum investment amounts of 100 units.

MLPF&S, a broker-dealer subsidiary of BAC, is a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”) and will participate as selling agent in the distribution of the notes. Accordingly, offerings of the notes will conform to the requirements of Rule 5121 applicable to FINRA members. MLPF&S may not make sales in this offering to any of its discretionary accounts without the prior written approval of the account holder.

Under our distribution agreement with MLPF&S, MLPF&S will purchase the notes from us as principal at the public offering price indicated on the cover of this term sheet, less the indicated underwriting discount. The public offering price includes, in addition to the underwriting discount, a charge of approximately $0.075 per unit. This charge reflects an estimated profit earned by MLPF&S from transactions through which the notes are structured and resulting obligations hedged. The fees charged reduce the economic terms of the notes. Actual profits or losses from these hedging transactions may be more or less than this amount. In entering into the hedging arrangements for the notes, we seek competitive terms and may enter into hedging transactions with a division of MLPF&S or one of our subsidiaries or affiliates. For further information regarding these charges, our trading and hedging activities and conflicts of interest, see “Risk Factors – General Risks Relating to LIRNs,” beginning on page S-10 and “Use of Proceeds” on page S-21 in product supplement LIRN-2.

MLPF&S will not receive an underwriting discount for notes sold to certain fee-based trusts and fee-based discretionary accounts managed by U.S. Trust operating through Bank of America, N.A.

If you place an order to purchase the notes, you are consenting to MLPF&S acting as a principal in effecting the transaction for your account.

MLPF&S may repurchase and resell the notes, with repurchases and resales being made at prices related to then-prevailing market prices or at negotiated prices. MLPF&S may act as principal or agent in these transactions; however it is not obligated to engage in any such transactions.

Lock-In Notes®	TS-8

Lock-In Notes Linked to the S&P 500® Index, due December , 2014

The Index

All disclosures contained in this term sheet regarding the Index, including, without limitation, its make up, method of calculation, and changes in its components, have been derived from publicly available sources. The information reflects the policies of, and is subject to change by, S&P. S&P, which owns the copyright and all other rights to the Index, has no obligation to continue to publish, and may discontinue publication of, the Index. The consequences of S&P discontinuing publication of the Index are discussed in the section beginning on page S-30 of product supplement LIRN-2 entitled “Description of LIRNs—Discontinuance of a Market Measure.” None of us, the calculation agent, or the selling agent accepts any responsibility for the calculation, maintenance, or publication of the Index or any successor index.

“Standard & Poor’s®”, “Standard & Poor’s 500TM”, “S&P 500®”, and “S&P®” are trademarks of S&P and have been licensed for use in this offering by our subsidiary, MLPF&S. The notes are not sponsored, endorsed, sold, or promoted by S&P, and S&P makes no representation regarding the advisability of investing in the notes.

The Index is intended to provide an indication of the pattern of common stock price movement. The calculation of the level of the Index is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. As of October 31, 2011, 404 companies included in the Index traded on the New York Stock Exchange, and 96 companies included in the Index traded on The NASDAQ Stock Market. On October 31, 2011, the average market capitalization of the companies included in the Index was $22.84 billion. As of that date, the largest component of the Index had a market capitalization of $379.68 billion, and the smallest component of the Index had a market capitalization of $0.92 billion.

S&P chooses companies for inclusion in the Index with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of its Stock Guide Database of over 10,000 companies, which S&P uses as an assumed model for the composition of the total market. Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the market price of that company’s common stock generally is responsive to changes in the affairs of the respective industry, and the market value and trading activity of the common stock of that company. Ten main groups of companies constitute the Index, with the approximate percentage of the market capitalization of the Index included in each group as of October 31, 2011 indicated in parentheses: Consumer Discretionary (10.65%); Consumer Staples (11.05%); Energy (12.27%); Financials (14.00%); Health Care (11.51%); Industrials (10.56%); Information Technology (19.68%); Materials (3.56%); Telecommunication Services (3.02%); and Utilities (3.70%). S&P from time to time, in its sole discretion, may add companies to, or delete companies from, the Index to achieve the objectives stated above.

S&P calculates the Index by reference to the prices of the constituent stocks of the Index without taking account of the value of dividends paid on those stocks. As a result, the return on the notes will not reflect the return you would realize if you actually owned the Index constituent stocks and received the dividends paid on those stocks.

Computation of the Index

While S&P currently employs the following methodology to calculate the Index, no assurance can be given that S&P will not modify or change this methodology in a manner that may affect the Redemption Amount.

Historically, the market value of any component stock of the Index was calculated as the product of the market price per share and the number of then outstanding shares of such component stock. In March 2005, S&P began shifting the Index halfway from a market capitalization weighted formula to a float-adjusted formula, before moving the Index to full float adjustment on September 16, 2005. S&P’s criteria for selecting stocks for the Index did not change with the shift to float adjustment. However, the adjustment affects each company’s weight in the Index.

Under float adjustment, the share counts used in calculating the Index reflect only those shares that are available to investors, not all of a company’s outstanding shares. S&P defines three groups of shareholders whose holdings are subject to float adjustment:

▪	holdings by other publicly traded corporations, venture capital firms, private equity firms, strategic partners, or leveraged buyout groups;

▪	holdings by government entities, including all levels of government in the U.S. or foreign countries; and

▪

holdings by current or former officers and directors of the company, founders of the company, or family trusts of officers, directors, or founders, as well as holdings of trusts, foundations, pension funds, employee stock ownership plans, or other investment vehicles associated with and controlled by the company.

However, treasury stock, stock options, restricted shares, equity participation units, warrants, preferred stock, convertible stock, and rights are not part of the float. In cases where holdings in a group exceed 10% of the outstanding shares of a company, the holdings of that group are excluded from the float-adjusted count of shares to be used in the index calculation. Mutual funds, investment advisory firms, pension funds, or foundations not associated with the company and investment funds in insurance companies, shares of a U.S. company traded in Canada as “exchangeable shares,” shares that trust beneficiaries may buy or sell without difficulty or significant additional expense beyond typical brokerage fees, and, if a company has multiple classes of stock outstanding, shares in an unlisted or non-traded class if such shares are convertible by shareholders without undue delay and cost, are also part of the float.

For each stock, an investable weight factor (“IWF”) is calculated by dividing the available float shares, defined as the total shares outstanding less shares held in one or more of the three groups listed above where the group holdings exceed 10% of the outstanding shares, by the total shares outstanding. The float-adjusted index is then calculated by multiplying, for each stock in the Index, the IWF, the price, and total number of shares outstanding, adding together the resulting amounts, and then dividing that sum by the index divisor. For companies with multiple classes of stock, S&P calculates the weighted average IWF for each stock using the proportion of the total company market capitalization of each share class as weights.

The Index is calculated using a base-weighted aggregate methodology. The level of the Index reflects the total market value of all 500 component stocks relative to the base period of the years 1941 through 1943. An indexed number is used to represent the results of this calculation in order to make the level easier to work with and track over time. The actual total market value of the component stocks during the base period of the years 1941 through 1943 has been set to an indexed level of 10. This is often indicated by the notation 1941-43 = 10. In practice, the daily calculation of the Index is computed by dividing the total market value of the component stocks by the “index divisor.” By itself, the index divisor is an arbitrary number. However, in the context of the calculation of the Index, it serves as a link to the original base period level of the Index. The index divisor keeps the Index comparable over time and is the manipulation point for all adjustments to the Index, which is index maintenance.

Lock-In Notes®	TS-9

Lock-In Notes Linked to the S&P 500® Index, due December , 2014

Index Maintenance

Index maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends, and stock price adjustments due to company restructuring or spinoffs. Some corporate actions, such as stock splits and stock dividends, require changes in the common shares outstanding and the stock prices of the companies in the Index, and do not require index divisor adjustments.

To prevent the level of the Index from changing due to corporate actions, corporate actions which affect the total market value of the Index require an index divisor adjustment. By adjusting the index divisor for the change in market value, the level of the Index remains constant and does not reflect the corporate actions of individual companies in the Index. Index divisor adjustments are made after the close of trading and after the calculation of the Index closing level.

Changes in a company’s shares outstanding of 5.00% or more due to mergers, acquisitions, public offerings, tender offers, Dutch auctions, or exchange offers are made as soon as reasonably possible. All other changes of 5.00% or more (due to, for example, company stock repurchases, private placements, redemptions, exercise of options, warrants, conversion of preferred stock, notes, debt, equity participation units, at the market offerings, or other recapitalizations) are made weekly and are announced on Wednesdays for implementation after the close of trading on the following Wednesday. Changes of less than 5.00% due to a company’s acquisition of another company in the Index are made as soon as reasonably possible. All other changes of less than 5.00% are accumulated and made quarterly on the third Friday of March, June, September, and December, and are usually announced two to five days prior.

Changes in IWFs of more than five percentage points caused by corporate actions (such as merger and acquisition activity, restructurings, or spinoffs) will be made as soon as reasonably possible. Other changes in IWFs will be made annually when IWFs are reviewed.

Lock-In Notes®	TS-10

Lock-In Notes Linked to the S&P 500® Index, due December , 2014

The following graph sets forth the monthly historical performance of the Index in the period from January 2006 through October 2011. This historical data on the Index is not necessarily indicative of the future performance of the Index or what the value of the notes may be. Any historical upward or downward trend in the level of the Index during any period set forth below is not an indication that the level of the Index is more or less likely to increase or decrease at any time over the term of the notes. On November 16, 2011, the closing level of the Index was 1,236.91.

Before investing in the notes, you should consult publicly available sources for the levels and trading pattern of the Index. The generally unsettled international environment and related uncertainties, including the risk of terrorism, may result in the Index and financial markets generally exhibiting greater volatility than in earlier periods.

License Agreement

S&P and MLPF&S have entered into a non-exclusive license agreement providing for the license to MLPF&S, in exchange for a fee, of the right to use the Index in connection with this offering. The license agreement provides that the following language must be stated in this term sheet:

“The notes are not sponsored, endorsed, sold, or promoted by S&P. S&P makes no representation or warranty, express or implied, to the holders of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly or the ability of the Index to track general stock market performance. S&P’s only relationship to MLPF&S and to us (other than transactions entered into in the ordinary course of business) is the licensing of certain trademarks and trade names of S&P and of the Index which is determined, composed, and calculated by S&P without regard to MLPF&S, us, or the notes. S&P has no obligation to take the needs of MLPF&S, our needs, or the needs of the holders of the notes into consideration in determining, composing, or calculating the Index. S&P is not responsible for and has not participated in the determination of the timing of the sale of the notes, prices at which the notes are to initially be sold, or quantities of the notes to be issued or in the determination or calculation of the equation by which the notes are to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing, or trading of the notes.

S&P DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE INDEX OR ANY DATA INCLUDED IN THE INDEX. S&P SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS IN THE INDEX. S&P MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY MLPF&S, US, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDEX OR ANY DATA INCLUDED IN THE INDEX IN CONNECTION WITH THE RIGHTS LICENSED UNDER THE LICENSE AGREEMENT DESCRIBED IN THIS TERM SHEET OR FOR ANY OTHER USE. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND HEREBY EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE INDEX OR ANY DATA INCLUDED IN THE INDEX. WITHOUT LIMITING ANY OF THE ABOVE INFORMATION, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES, INCLUDING LOST PROFITS, EVEN IF NOTIFIED OF THE POSSIBILITY OF THESE DAMAGES.”

Lock-In Notes®	TS-11

Lock-In Notes Linked to the S&P 500® Index, due December , 2014

Summary Tax Consequences

You should consider the U.S. federal income tax consequences of an investment in the notes, including the following:

•

You agree with us (in the absence of an administrative determination, or judicial ruling to the contrary) to characterize and treat the notes for all tax purposes as a single financial contract with respect to the Index that requires you to pay us at inception an amount equal to the purchase price of the notes and that entitles you to receive at maturity an amount in cash based upon the performance of the Index.

•

Under this characterization and tax treatment of the notes, upon receipt of a cash payment at maturity or upon a sale or exchange of the notes prior to maturity, you generally will recognize capital gain or loss. This capital gain or loss generally will be long-term capital gain or loss if you held the notes for more than one year.

Material U.S. Federal Income Tax Considerations

Set forth below is a summary of the material U.S. federal income tax considerations relating to an investment in the notes. The following summary is not complete and is qualified in its entirety by the discussion under the section entitled “U.S. Federal Income Tax Summary” beginning on page S-35 of product supplement LIRN-2, which you should carefully review prior to investing in the notes.

General. Although there is no statutory, judicial, or administrative authority directly addressing the characterization of the notes, we intend to treat the notes for all tax purposes as a single financial contract with respect to the Index that requires the investor to pay us at inception an amount equal to the purchase price of the notes and that entitles the investor to receive at maturity an amount in cash based upon the performance of the Index. Under the terms of the notes, we and every investor in the notes agree, in the absence of an administrative determination or judicial ruling to the contrary, to treat the notes as described in the preceding sentence. This discussion assumes that the notes constitute a single financial contract with respect to the Index for U.S. federal income tax purposes. If the notes did not constitute a single financial contract, the tax consequences described below would be materially different. The discussion in this section also assumes that there is a significant possibility of a significant loss of principal on an investment in the notes.

This characterization of the notes is not binding on the Internal Revenue Service (“IRS”) or the courts. No statutory, judicial, or administrative authority directly addresses the characterization of the notes or any similar instruments for U.S. federal income tax purposes, and no ruling is being requested from the IRS with respect to their proper characterization and treatment. Due to the absence of authorities on point, significant aspects of the U.S. federal income tax consequences of an investment in the notes are not certain, and no assurance can be given that the IRS or any court will agree with the characterization and tax treatment described in product supplement LIRN-2. Accordingly, you are urged to consult your tax advisor regarding all aspects of the U.S. federal income tax consequences of an investment in the notes, including possible alternative characterizations.

Settlement at Maturity or Sale or Exchange Prior to Maturity. Assuming that the notes are properly characterized and treated as single financial contracts with respect to the Index for U.S. federal income tax purposes, upon receipt of a cash payment at maturity or upon a sale or exchange of the notes prior to maturity, a U.S. Holder (as defined on page S-36 of product supplement LIRN-2) generally will recognize capital gain or loss equal to the difference between the amount realized and the U.S. Holder’s basis in the notes. This capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder held the notes for more than one year. The deductibility of capital losses is subject to limitations.

Possible Future Tax Law Changes. From time to time, there may be legislative proposals or interpretive guidance addressing the tax treatment of financial instruments such as the notes. We cannot predict the likelihood of any such legislation or guidance being adopted, or the ultimate impact on the notes. For example, on December 7, 2007, the IRS released Notice 2008-2 (“Notice”) seeking comments from the public on the taxation of financial instruments currently taxed as “prepaid forward contracts.” This Notice addresses instruments such as the notes. According to the Notice, the IRS and Treasury are considering whether a holder of an instrument such as the notes should be required to accrue ordinary income on a current basis, regardless of whether any payments are made prior to maturity. It is not possible to determine what guidance the IRS and Treasury will ultimately issue, if any. Any such future guidance may affect the amount, timing, and character of income, gain, or loss in respect of the notes, possibly with retroactive effect. The IRS and Treasury are also considering additional issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, whether Section 1260 of the Internal Revenue Code of 1986, as amended, concerning certain “constructive ownership transactions,” generally applies or should generally apply to such instruments, and whether any of these determinations depend on the nature of the underlying asset. We urge you to consult your own tax advisors concerning the impact and the significance of the above considerations. We intend to continue treating the notes for U.S. federal income tax purposes in the manner described herein unless and until such time as we determine, or the IRS or Treasury determines, that some other treatment is more appropriate.

Additional Medicare Tax on Unearned Income. With respect to taxable years beginning after December 31, 2012, certain U.S. Holders, including individuals, estates and trusts, will be subject to an additional 3.8% Medicare tax on unearned income. For individual U.S. Holders, the additional Medicare tax applies to the lesser of (i) “net investment income,” or (ii) the excess of “modified adjusted gross income” over $200,000 ($250,000 if married and filing jointly or $125,000 if married and filing separately). “Net investment income” generally equals the taxpayer’s gross investment income reduced by the deductions that are allocable to such income. Investment income generally includes passive income such as interest, dividends, annuities, royalties, rents, and capital gains. U.S. Holders are urged to consult their own tax advisors regarding the implications of the additional Medicare tax resulting from an investment in the notes.

You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the notes, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws. See the discussion under the section entitled “U.S. Federal Income Tax Summary” beginning on page S-35 of product supplement LIRN-2.

Lock-In Notes®	TS-12

Lock-In Notes Linked to the S&P 500® Index, due December , 2014

Additional Terms

You should read this term sheet, together with the documents listed below, which together contain the terms of the notes and supersede all prior or contemporaneous oral statements as well as any other written materials. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the sections indicated on the cover of this term sheet. The notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

You may access the following documents on the SEC Website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC Website):

▪	Product supplement LIRN-2 dated April 21, 2009:

http://www.sec.gov/Archives/edgar/data/70858/000095014409003415/g18702p2e424b5.htm

▪	Series L MTN prospectus supplement dated April 21, 2009 and prospectus dated April 20, 2009:

http://www.sec.gov/Archives/edgar/data/70858/000095014409003387/g18667b5e424b5.htm

Our Central Index Key, or CIK, on the SEC Website is 70858.

We have filed a registration statement (including a product supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this term sheet relates. Before you invest, you should read the product supplement, the prospectus supplement, and the prospectus in that registration statement, and the other documents relating to this offering that we have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, we, any agent, or any dealer participating in this offering will arrange to send you the Note Prospectus if you so request by calling MLPF&S toll-free at 1-866-500-5408.

MLPF&S classifies certain market-linked investments (the “Market-Linked Investments”) into categories, each with different investment characteristics. The following description is meant solely for informational purposes and is not intended to represent any particular Enhanced Return Market-Linked Investment or guarantee any performance.

Enhanced Return Market-Linked Investments are short- to medium-term investments that offer you a way to enhance exposure to a particular market view without taking on a similarly enhanced level of market downside risk. They can be especially effective in a flat to moderately positive market (or, in the case of bearish investments, a flat to moderately negative market). In exchange for the potential to receive better-than market returns on the linked asset, you must generally accept a degree of market downside risk. As these investments are not market downside fully protected, and do not assure full repayment of principal at maturity, you need to be prepared for the possibility that you may lose all or part of your investment.

Lock-In Notes®	TS-13